UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 30, 2003

SPINNAKER EXPLORATION COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-16009 (Commission File Number)	76-0560101 (I.R.S. Employer Identification No.)

1200 Smith Street, Suite 800 Houston, Texas (Address of Principal Executive Offices)	77002 (Zip Code)

Registrant’s telephone number, including area code: (713) 759-1770

Item 12. Results of Operations and Financial Condition.

The following information is furnished pursuant to Item 12, “Results of Operations and Financial Condition.”

Contact:

Robert M. Snell, Vice President,

Chief Financial Officer and Secretary

(713) 759-1770

Spinnaker Exploration Company Reports Third Quarter Production of 11.5 Bcfe and Earnings of $4.8 million

HOUSTON, October 30 /PRNewswire/—Spinnaker Exploration Company (NYSE: SKE) today reported third quarter 2003 earnings of $4.8 million, or $0.14 per diluted share. Third quarter 2003 production was 11.5 billion cubic feet of natural gas equivalent (“Bcfe”).

Net income in the third quarter of 2003 was $4.8 million, or $0.14 per diluted share, compared to third quarter 2002 net income of $7.1 million, or $0.21 per diluted share. Third quarter 2003 production was 11.5 Bcfe compared to third quarter 2002 production of 14.8 Bcfe and second quarter 2003 production of 12.3 Bcfe.

Revenues in the third quarter of 2003 were $50.1 million compared to revenues of $51.6 million in the third quarter of 2002. The decrease in revenues was due to decreased production of approximately 3.2 Bcfe, partially offset by higher average natural gas and oil prices in the third quarter of 2003 compared to the third quarter of 2002.

The average natural gas price increased approximately 50% and the average oil price increased approximately 14% in the third quarter of 2003 compared to the third quarter of 2002. Excluding the effects of hedging activities, third quarter 2003 prices averaged $4.87 per thousand cubic feet of natural gas (“Mcf”) and $29.50 per barrel of oil (“Bbl”) compared to third quarter 2002 average prices of $3.25 per Mcf and $25.97 per Bbl. The third quarter 2003 average natural gas price was negatively impacted by $0.68 per Mcf related to hedging activities. Including the effects of hedging activities, third quarter 2003 realized prices averaged $4.19 per Mcf and $29.50 per Bbl compared to third quarter 2002 average realized prices of $3.35 per Mcf and $25.97 per Bbl.

Net income increased $11.2 million to $30.1 million, or $0.89 per diluted share, in the first nine months of 2003 compared to net income of $18.9 million, or $0.59 per diluted share, in the first nine months of 2002, representing an increase of 59%. Production in the first nine months of 2003 increased 2.3 Bcfe to 37.5 Bcfe compared to production of 35.2 Bcfe in the first nine months of 2002, an increase of 7%.

Revenues increased $56.4 million to $177.7 million in the first nine months of 2003 compared to $121.3 million in the first nine months of 2002, representing an increase of 47%. The increase in revenues was due to higher average natural gas and oil prices in the first nine months of 2003 and increased production of 2.3 Bcfe compared to the same period of 2002.

The average natural gas price increased approximately 84% and the average oil price increased approximately 23% in the first nine months of 2003 compared to the first nine months of 2002. Excluding the effects of hedging activities, prices in the first nine months of 2003 averaged $5.71 per Mcf and $30.91 per Bbl compared to average prices in the first nine months of 2002 of $3.11 per Mcf and $25.21 per Bbl. The average natural gas price in the first nine months of 2003 was negatively impacted by $1.07 per Mcf related to hedging activities. Including the effects of hedging activities, realized prices in the first nine months of 2003 averaged $4.64 per Mcf and $30.91 per Bbl compared to average realized prices of $3.36 per Mcf and $25.21 per Bbl in the same period of 2002.

Lease operating expenses (“LOE”) were $0.63 per thousand cubic feet equivalent (“Mcfe”) in the third quarter of 2003 compared to $0.35 per Mcfe in the third quarter of 2002 and $0.42 per Mcfe in the second quarter of 2003. The increase in the third quarter 2003 LOE rate was primarily due to a planned pipeline workover on Green Canyon 177 (Sangria) of $2.7 million, or $0.23 per Mcfe.

The depreciation, depletion and amortization (“DD&A”) rate was $2.63 per Mcfe in the third quarter of 2003 compared to $2.16 per Mcfe in the third quarter of 2002 and $2.55 per Mcfe in the second quarter of 2003. The increase in the DD&A rate from the second quarter of 2003 was primarily due to costs associated with unsuccessful wells in the third quarter.

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of the ability of an oil and gas exploration and production company to internally fund exploration and development activities. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net cash provided by operating activities	$36,367	$46,628	$166,507	$88,458
Changes in operating assets and liabilities	2,479	(3,167)	(17,103)	13,218

Net cash provided by operating activities before changes in operating assets and liabilities	$38,846	$43,461	$149,404	$101,676

Effective January 1, 2003, Spinnaker adopted Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 requires entities to record a liability for asset retirement obligations at fair value in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. As of January 1, 2003, the Company recorded an increase to property of $21.4 million and an asset retirement obligation of $26.0 million. The cumulative effect of change in accounting principle was $3.5 million, net of taxes of $2.0 million.

Third quarter 2003 additions to property and equipment were $58.9 million. Capital expenditures were $62.5 million in the third quarter of 2003.

Income tax and cash tax rates in the third quarter of 2003 were 36% and 0%, respectively.

To learn more about Spinnaker, the Company’s web site may be accessed at www.spinnakerexploration.com.

Spinnaker Exploration Company is an independent energy company engaged in the exploration, development and production of natural gas and oil in the U.S. Gulf of Mexico.

Certain statements in this press release are forward-looking and are based upon Spinnaker’s current belief as to the outcome and timing of future events that are subject to numerous uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for natural gas and oil, operating risks and other risk factors as described in Spinnaker’s Annual Report on Form 10-K for the year ended December 31, 2002 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Spinnaker’s actual results and plans could differ materially from those expressed in the forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and Spinnaker undertakes no obligation to update such forward-looking statements.

SPINNAKER EXPLORATION COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
REVENUES	$50,138	$51,558	$177,740	$121,322
EXPENSES:
Lease operating expenses	7,322	5,237	18,023	12,380
Depreciation, depletion and amortization—natural gas and oil properties	30,399	31,929	94,476	70,537
Depreciation and amortization—other	333	246	966	629
Accretion expense	529	—	1,593	—
Gain on settlement of asset retirement obligations	(90)	—	(261)	—
General and administrative	3,925	2,976	9,965	8,387
Charges related to Enron bankruptcy	—	128	—	128

Total expenses	42,418	40,516	124,762	92,061

INCOME FROM OPERATIONS	7,720	11,042	52,978	29,261

OTHER INCOME (EXPENSE):
Interest income	49	272	176	936
Interest expense, net	(234)	(148)	(536)	(597)

Total other income (expense)	(185)	124	(360)	339

INCOME BEFORE INCOME TAXES	7,535	11,166	52,618	29,600
Income tax expense	2,713	4,020	18,943	10,656

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	4,822	7,146	33,675	18,944
Cumulative effect of change in accounting principle	—	—	(3,527)	—

NET INCOME	$4,822	$7,146	$30,148	$18,944

BASIC INCOME PER COMMON SHARE:
Income before cumulative effect of change in accounting principle	$0.15	$0.22	$1.02	$0.61
Cumulative effect of change in accounting principle	—	—	(0.11)	—

NET INCOME PER COMMON SHARE	$0.15	$0.22	$0.91	$0.61

DILUTED INCOME PER COMMON SHARE:
Income before cumulative effect of change in accounting principle	$0.14	$0.21	$0.99	$0.59
Cumulative effect of change in accounting principle	—	—	(0.10)	—

NET INCOME PER COMMON SHARE	$0.14	$0.21	$0.89	$0.59

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	33,226	33,160	33,208	31,198

Diluted	33,865	34,038	33,806	32,118

SPINNAKER EXPLORATION COMPANY

SUMMARY STATISTICS

(In thousands, except per share/unit amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
	2003	2002	2003	2002	2003
Production:
Natural gas (MMcf)	9,438	12,690	31,229	31,131	10,206
Oil and condensate (MBbls)	351	349	1,046	672	343
Total (MMcfe)	11,543	14,783	37,506	35,160	12,264

Average Daily Production:
Natural gas (MMcf)	103	138	114	114	112
Oil and condensate (MBbls)	3.8	3.8	3.8	2.5	3.8
Total (MMcfe)	125	161	137	129	135

Average Sales Price Per Unit:
Natural gas revenues from production (per Mcf)	$4.87	$3.25	$5.71	$3.11	$5.36
Effects of hedging activities (per Mcf)	(0.68)	0.10	(1.07)	0.25	(0.89)

Average price (per Mcf)	$4.19	$3.35	$4.64	$3.36	$4.47

Oil and condensate revenues from production (per Bbl)	$29.50	$25.97	$30.91	$25.21	$28.89
Effects of hedging activities (per Bbl)	—	—	—	—	—

Average price (per Bbl)	$29.50	$25.97	$30.91	$25.21	$28.89

Total revenues from production (per Mcfe)	$4.88	$3.41	$5.61	$3.23	$5.27
Effects of hedging activities (per Mcfe)	(0.56)	0.08	(0.89)	0.22	(0.75)

Total average price (per Mcfe)	$4.32	$3.49	$4.72	$3.45	$4.52

Revenues:
Natural gas	$45,967	$41,303	$178,161	$96,754	$54,706
Oil and condensate	10,355	9,058	32,339	16,927	9,909
Net hedging income (loss)	(6,432)	1,225	(33,342)	7,710	(9,167)
Other	248	(28)	582	(69)	483

Total	$50,138	$51,558	$177,740	$121,322	$55,931

Expenses (per Mcfe):
Lease operating expenses	$0.63	$0.35	$0.48	$0.35	$0.42
Depreciation, depletion and amortization—natural gas and oil properties	$2.63	$2.16	$2.52	$2.01	$2.55

SPINNAKER EXPLORATION COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2003	December 31, 2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,645	$32,543
Accounts receivable, net of allowance for doubtful accounts of $3,232 at September 30, 2003 and December 31, 2002, respectively	26,700	37,572
Other	4,348	11,438

Total current assets	41,693	81,553

Property and equipment	1,267,270	1,035,627
Less—Accumulated depreciation, depletion and amortization	(372,679)	(274,773)

Total property and equipment	894,591	760,854

Other assets	83	308

Total assets	$936,367	$842,715

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$26,721	$29,453
Accrued liabilities and other	44,062	38,542
Hedging liabilities	5,514	19,917
Asset retirement obligations, current portion	850	—

Total current liabilities	77,147	87,912

Long-term debt	18,000	—
Asset retirement obligations	29,638	—
Deferred income taxes	78,235	61,826
Equity	733,347	692,977

Total liabilities and equity	$936,367	$842,715

SPINNAKER EXPLORATION COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2003	2002
Cash flows from operating activities:
Net income	$30,148	$18,944
Effects of non-cash operating activities	119,256	82,732
Changes in operating assets and liabilities	17,103	(13,218)

Net cash provided by operating activities	166,507	88,458

Cash flows from investing activities:
Oil and gas property expenditures	(205,906)	(287,998)
Proceeds from the sale of oil and gas property and equipment	1,148	—
Purchases of other property and equipment	(2,089)	(6,572)

Net cash used in investing activities	(206,847)	(294,570)

Cash flows from financing activities:
Proceeds from borrowings	18,000	37,000
Payments on borrowings	—	(37,000)
Proceeds from issuance of common stock	—	227,873
Common stock issuance costs	—	(489)
Proceeds from exercise of stock options	442	952

Net cash provided by financing activities	18,442	228,336

Increase (decrease) in cash and cash equivalents	(21,898)	22,224
Cash and cash equivalents, beginning of year	32,543	14,061

Cash and cash equivalents, end of period	$10,645	$36,285

Contact:

Robert M. Snell, Vice President,

Chief Financial Officer and Secretary

(713) 759-1770

Spinnaker Exploration Company Reports Third Quarter Operating Results; Production Exceeds Expectations

HOUSTON, October 30/PRNewswire/—Spinnaker Exploration Company (NYSE: SKE) today provided a summary of its operating activities since its last update of July 31, 2003. The Company also provided guidance for production, cost and capital expenditures for the balance of 2003 and for 2004.

PRODUCTION

Production for the third quarter 2003 totaled 11.5 billion cubic feet of gas equivalent (Bcfge), approximately 1.0 Bcfge or 9.5% above the Company’s expectation for the quarter. Production for the quarter was down 5.9% from second quarter levels. Production for the quarter included 9.4 billion cubic feet of gas and approximately 351,000 barrels of oil. Current rates are approximately 120 million cubic feet of gas equivalent per day (MMcfged).

Per unit lease operating expense (LOE) inclusive of severance tax and workover expense was $0.63 per thousand cubic feet of gas equivalent (Mcfge), approximately $0.06 or 8.6% better than expected for the quarter. LOE for the quarter includes a relatively large non-recurring charge related to the Sangria pipeline repair. This expense had been anticipated and was in line with previously stated expectations for the work. Exclusive of that charge, LOE was approximately $0.40 per Mcfge.

EXPLORATION

Since July 31, 2003, Spinnaker has participated in three successful wells and three dry holes. Listed below are the three successful wells.

Well	Working Interest (WI)	Net Revenue Interest (NRI)	Operator
Vermilion 50	100%	83%	Spinnaker
Undisclosed	25%	20%	Undisclosed
Grand Isle 52 #L-12	50%	43%	BP

The Company has participated in 88 successful wells in 146 attempts since inception (60% gross/62% net).

CURRENT DRILLING ACTIVITY

The Company currently has an interest in five ongoing rig operations. Two are Spinnaker-operated; three are shelf operations. All five operations are exploratory in nature.

DEVELOPMENT ACTIVITY

Various activities are ongoing related to 12 field areas in which Spinnaker holds interests.

Front Runner/Front Runner South/Quatrain (Green Canyon 338/339/382)

Initial phase drilling activities in the Front Runner area have been completed. Eight wells have been drilled and are ready for completion after installation of the SPAR facilities. The SPAR hull is complete and has departed Dubai. The topsides facilities are approximately 65% complete. Pre-setting of the mooring system is complete at the SPAR location. Pipe for the five-mile oil and gas export lines has been received. Route surveys for those lines are complete.

The Company’s production guidance for 2004 assumes only 3 Bcfge net contribution from the field area in 2004. While the project is progressing well, a definitive ramp-up schedule is not complete, requiring incremental conservatism in our forecasting. Spinnaker holds a 25% WI and 25% NRI in the project, subject to terms of Royalty Suspension.

Madeleine Field (High Island 47)

This field recently commenced production. Producing rate is approximately 18 MMcfged.

An exploratory well is drilling on the northern part of the block. That well will be drilled to approximately 16,100 feet and will offset a recent, apparently significant discovery made by another operator to the north. Spinnaker believes that the structural high of the newly discovered accumulation lies on High Island 47. Spinnaker operates the Madeleine Field with a 67% WI and 56% NRI.

East Cameron 312

Three wells (two gas, one oil) have been drilled successfully on East Cameron 312. A two-level tripod facility has now been installed at the location in 208 feet of water. Oil and gas export lines, as well as a 2-inch diameter line for use in gas lift operations, will be installed shortly to a nearby platform. Modifications are currently being made to the host platform. First production is expected during the fourth quarter of 2003. Spinnaker operates the field with a 100% WI and 83% NRI.

Sangria Field (Green Canyon 177)

The pipeline obstruction described in the Company’s July 31, 2003 operating release has been repaired. The repair was accomplished on schedule, within budget, and discovered wax build-up. The flow assurance program has been altered to address the issue and the well has been returned to production at rates of approximately 4 MMcfged. A planned recompletion of the well to an existing behind pipe pay could occur within the next six months. It was necessary to address the pipeline obstruction issue before well work could be planned. Spinnaker operates Sangria with a 100% WI and 88% NRI.

Grasshopper Field (Grand Isle 52)

The Grand Isle 52 #L-12 has encountered productive sands in the Miocene section following a geologic sidetrack of the well. The well was non-productive in an adjacent fault block prior to the sidetracking operation. The Grand Isle 52 #L-12 was sidetracked to allow the production of several existing field pays to be accelerated. In the process, at least one new pay, not previously productive in the field, was encountered. The well’s primary deep exploratory targets in the PQ and QA section have not yet been encountered in either the original wellbore or the sidetrack. The planned total depth for the well is 19,630 feet measured and 17,770 feet true vertical. Spinnaker owns a 50% WI and 43% NRI in the Grasshopper Field.

Vermilion 50

Spinnaker recently discovered oil and natural gas on the Vermilion 50 Block. The well was drilled to a depth of 14,745 feet and was tested at a rate of approximately 850 barrels of oil equivalent per day (Boepd). The find is situated in 14 feet of water and development options are now being considered. Two additional fault blocks could be productive. Spinnaker operates Vermilion 50 with a 100% WI and 83% NRI.

High Island 162

Spinnaker is currently drilling a second exploratory well on this block. The High Island 162 #1 discovery well was drilled and completed in 2000. The current wildcat offsets and tests a portion of a prospect located on High Island 170. High Island 170 was recently awarded to another operator by the Minerals Management Service following submittal of a top bid of $22.6 million. Monies exposed by industry on the block totaled $111 million on 13 bids. Spinnaker operates High Island 162 with a 70% WI and 58% NRI.

Spinnaker also owns a 70% WI in High Island 163, the offsetting block to the east and northeast of High Island 162 and High Island 170, respectively. High Island 163 could also be involved in a successful development.

Zia Field (Mississippi Canyon 496)

The Mississippi Canyon 496 #1 was returned to production following diagnostics and repair of conditions leading to repetitive damage to the subsea choke assembly. Well performance is good and production rate is approximately 7,000+ Boepd. A wireline operation was successful in closing a sliding sleeve opposite the AA1A zone, which may have been producing some sand. The primary AA1B reservoir continues to produce. Spinnaker owns a 35% WI and 30% NRI in the Zia Field.

Eugene Island 343/344

Construction is underway on a tripod-mounted facility to service this recent multiple zone discovery. The new field lies in 280 feet of water. First production is expected late first quarter, 2004. Spinnaker operates the field with a 100% WI and 78% NRI.

FUTURE OUTLOOK

The Company expects to produce approximately 10.8 Bcfge during the fourth quarter, bringing 2003 production to an estimated 48.3 Bcfge.

Full year 2004 production is estimated to be 56 – 60 Bcfge. This estimate includes only 3 Bcfge net to Spinnaker from the Front Runner project. While the project is progressing well, a detailed ramp-up schedule is not complete, requiring a conservative approach to production guidance. As further plans are finalized related to the ramp-up, additional details will be communicated.

	Actual Q3 2003	Guidance Q4 2003	Guidance Year 2003	Guidance Year 2004
Income Statement Parameters:
Avg Daily Production (MMcfe/d)	125	117	132	153-164
% Gas	82%	76%	80%	70%

Avg Daily Hedged Gas Volumes (Bbtu/d)—Swaps	53.4	50.0	55.8	—
Avg Price—Swaps	$3.69	$3.63	$3.71	N/A

Avg Daily Hedged Gas Volumes (Bbtu/d)—Collars	15.0	15.0	15.0	—
Avg Ceiling Price—Collars	$5.21	$5.21	$5.21	N/A
Avg Floor Price—Collars	$3.25	$3.25	$3.25	N/A

Avg LOE, Workover & Severance Taxes/Mcfe	$0.63	$0.45	$0.47	$0.45
Avg DD&A/Mcfe	$2.63	$2.62	$2.54	$2.62
G&A (in millions)	$3.9	$3.2	$13.2	$14.5
Interest Expense (in millions)	$0.2	$0.5	$0.9	$4.8
Capitalized Interest (in millions)	$—	$0.3	$0.3	$1.6
Accretion Expense (in millions)	$0.5	$0.7	$2.3	$2.5
Avg Cash Income Tax Rate	0%	1%	1%	2%
Avg Accrual Income Tax Rate	36%	36%	36%	36%

Weighted Average Shares Outstanding—Diluted (in millions)	33.9	34.2	34.2	34.5

Spending Parameters:
Shelf Wells Drilled:
Gross Wells	7	8	23	20
Net Wells	4.1	4.7	15.4	11.3

Deepwater Wells Drilled:
Gross Wells	1	2	9	12
Net Wells	0.3	0.4	3.1	4.1

Total Wells Drilled:
Gross Wells	8	10	32	32
Net Wells	4.4	5.1	18.5	15.4

Capital Expenditures (in millions) (1):	$58	$73	$277	$250
Exploration	$27	$45	$137	$181
Development	$31	$28	$140	$69

(1) Excludes non-cash asset retirement costs of approximately $28 million.

To learn more about Spinnaker, the Company’s web site may be accessed at www.spinnakerexploration.com.

Spinnaker Exploration Company is an independent energy company engaged in the exploration, development and production of natural gas and oil in the U.S. Gulf of Mexico.

Certain statements in this press release are forward-looking and are based upon Spinnaker’s current belief as to the outcome and timing of future events that are subject to numerous uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for natural gas and oil, operating risks and other risk factors as described in Spinnaker’s Annual Report on Form 10-K for the year ended December 31, 2002 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Spinnaker’s actual results and plans could differ materially from those expressed in the forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and Spinnaker undertakes no obligation to update such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPINNAKER EXPLORATION COMPANY

Date:	October 30, 2003	By:	/s/ JEFFREY C. ZARUBA

Name: Jeffrey C. Zaruba
Title: Vice President, Treasurer and Assistant Secretary